Exhibit 99.1

Green Mountain Coffee Roasters Reports First Quarter Fiscal Year 2014 Results Including a Record 5.1 Million Keurig Brewers Sold in the Period

  Net Sales of $1.4 billion, up 4% vs. Year Ago
  GAAP Diluted EPS of $0.91, up 30% vs. Year Ago
  Non-GAAP Diluted EPS of $0.96, up 26% vs. Year Ago

WATERBURY, Vt.--(BUSINESS WIRE)--February 5, 2014--Green Mountain Coffee Roasters, Inc., (GMCR) (NASDAQ: GMCR), a leader in specialty coffee and coffee makers with its innovative Keurig® brewing technology, today announced its results for the 13 weeks ended December 28, 2013.

Performance Highlights

“We delivered 4% sales growth and experienced our best holiday season ever,” said Brian P. Kelley, GMCR’s President and CEO. “We achieved record brewer volume, revenue and retail sell-through despite a challenging holiday season for many retailers, demonstrating the growing popularity of our Keurig brewing system among North American consumers. We believe these results will drive continued strong Keurig brewer installed base growth and future portion pack consumption. We’re very pleased with our solid gross margin progress, our 26% non-GAAP earnings growth and our $212 million in free cash flow in the quarter.”

The Company’s 4% sales growth in the first quarter of fiscal year 2014 compared to the prior year period includes the unfavorable impact of foreign currency exchange rates which reduced net sales by approximately 0.8%.

First Quarter Fiscal 2014 Financial Review

($ in millions except earnings per share)	Thirteen weeks ended
	December 28, 2013	December 29, 2012	% Increase
Net sales	$1,386.7	$1,339.1	4%
Operating income:
GAAP	$226.6	$182.4	24%
Non-GAAP	$238.2	$194.7	22%
Net income attributable to GMCR:
GAAP	$138.2	$107.6	28%
Non-GAAP	$146.1	$116.0	26%
Diluted income per share:
GAAP	$0.91	$0.70	30%
Non-GAAP	$0.96	$0.76	26%
Cash dividends declared per common share	$0.25	$—	N/A

Note: Complete GAAP to Non-GAAP reconciliation tables provided with this release.

Net Sales by Product	Net sales (in millions)
	Thirteen weeks ended
	December 28, 2013	December 29, 2012	$ Increase (Decrease)	% Increase (Decrease)
Packs	$931.4	$863.7	$67.7	8%
Brewers and accessories	375.1	377.3	(2.2)	(1)%
Subtotal	1,306.5	1,241.0	65.5	5%
Other products	80.2	98.1	(17.9)	(18)%
Total net sales	$1,386.7	$1,339.1	$47.6	4%

  As shown in the table above, approximately 94% of consolidated first quarter fiscal year 2014 net sales were sales of Keurig® Single Cup Brewers, packs, and Keurig®-related accessories, with the remainder of net sales consisting primarily of bagged coffee, fractional packs and the Company’s Canadian office coffee services business.

Packs

  The 8% increase in pack-related net sales over the prior year period was driven by a 12 percentage point increase in unit volume offset by a 2 percentage point decrease due to net price realization and a 2 percentage point decrease due to pack product mix.

Brewers and Accessories

  For the quarter, a record 5.1 million Keurig® system brewers were sold including 4.9 million sold by GMCR with 0.2 million reported sold by GMCR’s licensed brewer partners.
  The decrease in brewer and accessory net sales was driven by a 4 percentage point increase due to brewer sales volume offset by a 2 percentage point decrease due to brewer net price realization, a 2 percentage point decrease due to brewer product mix and a 1 percentage point decrease due to a decline in accessory net sales. Accessory net sales declined by $5.2 million, or 21%, in the period.

Other Products

  Sales of other products declined $17.9 million, or 18%, in the quarter over the prior year period primarily due to the continuing demand shift from traditional coffee package formats to packs, particularly in Canada.
  In the first quarter of fiscal year 2014, gross profit increased 11% and gross margin improved 220 basis points to 33.5% from 31.3% in the prior year period. The following table quantifies the changes in gross margin period to period:

Change from Q1 2013 to Q1 2014
Favorable green coffee costs	+390 bps
Price realization and mix primarily associated with brewers	-90 bps
Price realization and mix primarily associated with packs	-50 bps
Other Items	-30 bps

  GAAP operating income grew by 24%, representing 16.3% of net sales in the first quarter of fiscal year 2014, up from 13.6% in the prior year period.
  Non-GAAP operating income grew by 22%, representing 17.2% of net sales in the first quarter of fiscal year 2014, up from 14.5% in the prior year period.
  The Company’s effective income tax rate was 36.6% for the first quarter of fiscal year 2014 as compared to 38.4% for the prior year period.
  Diluted weighted average shares outstanding as of the end of the first quarter of fiscal year 2014 decreased 1% to 151.6 million from 152.7 million in the prior year period in part as a result of the Company’s share repurchases under its previously announced share repurchase program.

Balance Sheet & Cash Flow Highlights

“Our strong earnings growth and business fundamentals are making it possible for us to deliver strong free cash flow and to repurchase shares, all while reinvesting in the growth of our business,” said Frances G. Rathke, GMCR’s Chief Financial Officer. “We ended the first quarter of fiscal year 2014 with a net cash position of $90 million, with cash and cash equivalents exceeding outstanding debt, capital lease and financing obligations.”

Balance Sheet & Cash Flow Highlights ($ in millions)	December 28, 2013	December 29, 2012	% Change
Cash and cash equivalents, including restricted cash	$349.8	$98.5	255%
Accounts receivables, net	$525.1	$432.7	21%
Inventories	$467.3	$587.3	(20)%
Raw materials & supplies	$148.6	$198.6	(25)%
Coffee	$68.7	$124.6	(45)%
Packaging & other raw materials	$79.9	$74.0	8%
Finished goods	$318.7	$388.7	(18)%
Brewers & accessories	$156.1	$239.2	(35)%
Packs	$140.4	$120.1	17%
Other	$22.2	$29.4	(24)%
Debt outstanding and capital lease and financing obligations	$259.8	$414.3	(37)%
Thirteen weeks net cash provided by operating activities	$272.7	$337.1	(19)%
Thirteen weeks free cash flow (1)	$211.9	$253.7	(16)%

(1) Free cash flow is calculated by subtracting capital expenditures for fixed assets from net cash provided by operating activities as reported in the unaudited statement of cash flows.

Share Repurchase

From the inception of its Board authorized share repurchase program in August of 2012 through today the Company has repurchased a total of 10.5 million shares at a total cost of $387 million and an average price of $36.92. During the first quarter of fiscal year 2014 the Company repurchased a total of 1.7 million shares at a cost of $122.5 million.

Dividend Declaration

GMCR’s Board of Directors has declared a quarterly cash dividend of $0.25 per share of the Company’s common stock. The quarterly cash dividend will be paid on May 2, 2014, to shareholders of record as of the close of business on April 4, 2014.

Business Outlook and Other Forward-Looking Information

“We expect sales growth will accelerate as we move through our fiscal year 2014 based on a number of factors including a higher installed base of Keurig brewers as well as the ongoing conversion and on-shelf availability of packs converted from unlicensed to licensed participants in the Keurig system,” said Kelley. “We continue to expect net sales growth in the high single digits for fiscal year 2014 with some variability quarter-to-quarter as we work with our customers to manage the transition to our next generation Keurig 2.0 brewers and packs.”

Strategic Relationship with The Coca-Cola Company Announced

Separately today, the Company announced that it has signed a 10-year agreement with The Coca-Cola Company to collaborate on the development and introduction of The Coca-Cola Company’s global brand portfolio for use in GMCR’s forthcoming Keurig Cold™ at-home beverage system. Under the global strategic agreement, GMCR and The Coca-Cola Company will cooperate to bring the Keurig Cold™ beverage system to consumers around the world. In an effort to ensure long-term interests are aligned, the Companies also entered into a Common Stock Purchase Agreement whereby The Coca-Cola Company will purchase a 10% minority equity position in GMCR.

The Company reaffirmed its outlook on its underlying business for its fiscal year 2014, and revised its outlook to reflect the anticipated impact of The Coca-Cola Company’s equity purchase. It expects:

  Net sales growth in the high single digits over fiscal year 2013 with stronger sales growth in the second half of the year as a number of currently unlicensed packs are transitioned to licensed partners.
  An annual effective tax rate of 37.0%.
  Non-GAAP earnings per diluted share of $3.75 to $3.85 which:
  Excludes the approximately 5% dilutive impact of The Coca-Cola Company’s purchase of shares and absent any actions the Company may take to offset dilution
  Includes an $0.11 headwind from foreign currency exchange
  Excludes the amortization of identifiable intangibles related to the Company’s acquisitions and legal and accounting expenses related to the SEC inquiry and the Company’s pending securities and stockholder derivative class action litigation
  On a currency-neutral basis and excluding the dilutive impact from The Coca-Cola Company’s purchase of shares and absent any actions the Company may take to offset dilution, underlying earnings growth is projected to increase 14% to 17% over the prior year period.
  Free cash flow in the range of $200 million to $300 million.
  Capital investment in the range of $400 million to $450 million primarily to fund new system introductions.

The Company also provided its outlook for its second quarter of fiscal year 2014:

  Net sales growth of low-to-mid single digits over the second quarter of fiscal year 2013 due to year-over-year pack sales comparisons; the impact of unlicensed packs; and, the currency headwind in Canada.
  Non-GAAP earnings per diluted share in a range of $0.93 to $0.98 which:
  Excludes the approximately 4% dilutive impact of The Coca-Cola Company’s purchase of shares and absent any actions the Company may take to offset dilution
  Includes $0.05 headwind from foreign currency exchange
  Excludes the amortization of identifiable intangibles related to the Company’s acquisitions and legal and accounting expenses related to the SEC inquiry and the Company’s pending securities and stockholder derivative class action litigation
  On a currency-neutral basis and excluding the dilutive impact from The Coca-Cola Company’s purchase of shares, and absent any actions the Company may take to offset dilution, underlying earnings growth is projected to increase 5% to 11% over the prior year period.

Use of Non-GAAP Financial Measures

In addition to reporting financial results in accordance with generally accepted accounting principles (GAAP), the Company provides non-GAAP operating results that exclude legal and accounting expenses related to the SEC inquiry and pending securities and stockholder derivative class action litigation; and non-cash acquisition-related items such as amortization of identifiable intangibles, each of which include adjustments to show the tax impact of excluding these items. These amounts are not in accordance with, or an alternative to, GAAP. The Company’s management believes that these measures provide investors with transparency by helping illustrate the underlying financial and business trends relating to the Company’s results of operations and financial condition and comparability between current and prior periods. Management uses the measures to establish and monitor budgets and operational goals and to evaluate the performance of the Company. Please see the “GAAP to Non-GAAP Reconciliation” table that accompanies this document for a full reconciliation of the Company’s GAAP to non-GAAP results.

Conference Call and Webcast

Green Mountain Coffee Roasters, Inc. will be discussing these financial results with analysts and investors in a conference call and live webcast available via the Internet at 5:00 p.m. ET today, February 5, 2014. The call is accessible via live webcast from the events section of the Investor Relations portion of the Company’s website at http://investor.gmcr.com/events.cfm. The Company archives the latest conference call for a period of time. A replay of the conference call also will be available by telephone at (719) 325-4835, passcode 9595571 from 9:00 p.m. ET on February 5, 2014 through 9:00 p.m. ET on Monday, February 10, 2014.

About Green Mountain Coffee Roasters, Inc.

As a leader in specialty coffee and coffee makers, Green Mountain Coffee Roasters, Inc. (GMCR) (NASDAQ: GMCR), is recognized for its award-winning coffees, innovative Keurig® Single Cup brewing technology, and socially responsible business practices. GMCR supports local and global communities by investing in sustainably-grown coffee, and donating a portion of its pre-tax profits to social and environmental projects. For more information visit: www.gmcr.com. To purchase Keurig® and Green Mountain Coffee® products visit: www.Keurig.com, www.greenmountaincoffee.com or www.keurig.ca.

GMCR routinely posts information that may be of importance to investors in the Investor Relations section of its website, www.GMCR.com, including news releases and its complete financial statements, as filed with the SEC. The Company encourages investors to consult this section of its website regularly for important information and news. Additionally, by subscribing to the Company’s automatic email news release delivery, individuals can receive news directly from GMCR as it is released.

Forward-Looking Statements

Certain information in this filing constitutes "forward-looking statements." Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include words such as "believes," "expects," "anticipates," "estimates," "intends," "plans," "seeks" or words of similar meaning, or future or conditional verbs, such as "will," "should," "could," "may," "aims," "intends," or "projects." However, the absence of these words or similar expressions does not mean that a statement is not forward-looking. These statements may relate to: the expected impact of raw material costs and our pricing actions on our results of operations and gross margins, expected trends in net sales and earnings performance and other financial measures, the expected productivity and working capital improvements, the success of introducing and producing new product offerings, the impact of foreign exchange fluctuations, the adequacy of internally generated funds and existing sources of liquidity, such as the availability of bank financing, the expected results of operations of businesses acquired by us, our ability to issue debt or additional equity securities, our expectations regarding purchasing shares of our common stock under the existing authorizations, projections of payment of dividends, and the impact of the inquiry initiated by the SEC and any related litigation or additional governmental inquiry or enforcement proceedings. A forward-looking statement is neither a prediction nor a guarantee of future events or circumstances, and those future events or circumstances may not occur. Management believes that these forward-looking statements are reasonable as and when made. However, caution should be taken not to place undue reliance on any such forward-looking statements because such statements speak only as of the date when made. We expressly disclaim any obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. In addition, forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from our Company's historical experience and our present expectations or projections. These risks and uncertainties include, but are not limited to, those described in Part I, "Item 1A. Risk Factors," and Part II "Item 7. Management's Discussion and Analysis of Financial Condition and Results of Operations" in our fiscal 2013 Annual Report filed on Form 10-K, as amended, and elsewhere in this report and those described from time to time in our future reports filed with the Securities and Exchange Commission.

Actual results could differ materially from those projected in the forward-looking statements. We expressly disclaim any obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

GMCR-C

GREEN MOUNTAIN COFFEE ROASTERS, INC.
Unaudited Consolidated Balance Sheets
(Dollars in thousands, except per share data)

	December 28, 2013	September 28, 2013
Assets
Current assets:
Cash and cash equivalents	$348,665	$260,092
Restricted cash and cash equivalents	1,097	560
Receivables, less uncollectible accounts and return allowances of $54,240 and $33,640 at December 28, 2013 and September 28, 2013, respectively	525,148	467,976
Inventories	467,344	676,089
Income taxes receivable	14,986	11,747
Other current assets	55,017	46,891
Deferred income taxes, net	58,343	58,137
Total current assets	1,470,600	1,521,492

Fixed assets, net	996,246	985,563
Intangibles, net	410,877	435,216
Goodwill	772,347	788,184
Deferred income taxes, net	148	149
Other long-term assets	29,890	30,944

Total assets	$3,680,108	$3,761,548

Liabilities and Stockholders’ Equity
Current liabilities:
Current portion of long-term debt	$14,552	$12,929
Current portion of capital lease and financing obligations	1,802	1,760
Accounts payable	241,806	312,170
Dividends payable	37,188	—
Accrued expenses	229,529	242,427
Deferred income taxes, net	262	233
Other current liabilities	20,403	27,544
Total current liabilities	545,542	597,063

Long-term debt, less current portion	155,764	160,221
Capital lease and financing obligations, less current portion	87,705	76,061
Deferred income taxes, net	248,845	252,867
Other long-term liabilities	29,333	28,721

Commitments and contingencies

Redeemable noncontrolling interests	9,686	11,045

Stockholders’ equity:
Preferred stock, $0.10 par value: Authorized - 1,000,000 shares; No shares issued or outstanding	—	—
Common stock, $0.10 par value: Authorized - 500,000,000 shares; Issued and outstanding - 148,750,531 and 150,265,809 shares at December 28, 2013 and September 28, 2013, respectively	14,875	15,026
Additional paid-in capital	1,278,288	1,387,322
Retained earnings	1,354,323	1,252,407
Accumulated other comprehensive loss	(44,253)	(19,185)
Total stockholders’ equity	2,603,233	2,635,570

Total liabilities and stockholders’ equity	$3,680,108	$3,761,548

GREEN MOUNTAIN COFFEE ROASTERS, INC.
Unaudited Consolidated Statements of Operations
(Dollars in thousands except per share data)

	Thirteen weeks ended
	December 28, 2013	December 29, 2012
Net sales	$1,386,670	$1,339,059
Cost of sales	922,623	919,896
Gross profit	464,047	419,163

Selling and operating expenses	168,215	171,845
General and administrative expenses	69,206	64,877
Operating income	226,626	182,441

Other income, net	429	188
Gain on financial instruments, net	4,561	1,104
Loss on foreign currency, net	(10,550)	(2,679)
Interest expense	(2,620)	(5,730)
Income before income taxes	218,446	175,324

Income tax expense	(79,971)	(67,379)
Net income	138,475	107,945

Net income attributable to noncontrolling interests	248	362

Net income attributable to GMCR	$138,227	$107,583

Net income attributable to GMCR per common share:
Basic	$0.00	$0.00
Diluted	$0.00	$0.00

Cash dividends declared per common share	$0.25	$—

Weighted-average common shares outstanding:
Basic	149,162,600	149,317,597
Diluted	151,581,897	152,708,807

GREEN MOUNTAIN COFFEE ROASTERS, INC.
Unaudited Consolidated Statements of Cash Flows
(Dollars in thousands)

	Thirteen	Thirteen
	weeks ended	weeks ended
	December 28, 2013	December 29, 2012
Cash flows from operating activities:
Net income	$138,475	$107,945
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization of fixed assets	47,996	43,810
Amortization of intangibles	11,152	11,535
Amortization of deferred financing fees	1,413	1,513
Unrealized loss on foreign currency, net	11,932	2,640
(Gain) loss on disposal of fixed assets	(983)	16
Provision for doubtful accounts	862	668
Provision for sales returns	38,237	44,809
Gain on derivatives, net	(6,830)	(755)
Excess tax benefits from equity-based compensation plans	(4,509)	(2,975)
Deferred income taxes	(33)	2,934
Deferred compensation and stock compensation	7,087	6,165
Other	(225)	363
Changes in assets and liabilities:
Receivables	(99,310)	(115,282)
Inventories	205,602	179,767
Income tax receivable/payable, net	1,185	11,475
Other current assets	(3,443)	(9,635)
Other long-term assets, net	(86)	1,205
Accounts payable and accrued expenses	(71,430)	53,389
Other current liabilities	(5,094)	3,514
Other long-term liabilities	678	(5,959)
Net cash provided by operating activities	272,676	337,142

Cash flows from investing activities:
Change in restricted cash	(537)	3,561
Capital expenditures for fixed assets	(60,822)	(83,458)
Other investing activities	770	100
Net cash used in investing activities	(60,589)	(79,797)

Cash flows from financing activities:
Net change in revolving line of credit	—	(120,000)
Proceeds from issuance of common stock under compensation plans	1,683	1,127
Repurchase of common stock	(122,464)	(98,530)
Excess tax benefits from equity-based compensation plans	4,509	2,975
Payments on capital lease and financing obligations	(462)	(755)
Repayment of long-term debt	(3,154)	(1,584)
Other financing activities	26	(244)
Net cash used in financing activities	(119,862)	(217,011)

Effect of exchange rate changes on cash and cash equivalents	(3,652)	(98)

Net increase in cash and cash equivalents	88,573	40,236
Cash and cash equivalents at beginning of period	260,092	58,289
Cash and cash equivalents at end of period	$348,665	$98,525

Supplemental disclosures of cash flow information:
Fixed asset purchases included in accounts payable and not disbursed at the end of each period	$21,112	$36,770
Noncash investing and financing activities:
Fixed assets acquired under capital lease and financing obligations	$12,148	$6,607
Settlement of acquisition related liabilities through release of restricted cash	$—	$9,227

GREEN MOUNTAIN COFFEE ROASTERS, INC.
GAAP to Non-GAAP Reconciliation
(Dollars in thousands, except per share data)

	Thirteen weeks ended
	December 28, 2013	December 29, 2012
Operating income	$226,626	$182,441
Expenses related to SEC inquiry (1)	372	720
Amortization of identifiable intangibles (2)	11,152	11,535
Non-GAAP operating income	$238,150	$194,696

	Thirteen weeks ended
	December 28, 2013	December 29, 2012
Net income attributable to GMCR	$138,227	$107,583
After tax:
Expenses related to SEC inquiry (1)	236	444
Amortization of identifiable intangibles (2)	7,642	7,951
Non-GAAP net income attributable to GMCR	$146,105	$115,978

	Thirteen weeks ended
	December 28, 2013	December 29, 2012
Diluted income per share	$0.91	$0.70
After tax:
Expenses related to SEC inquiry (1)	—	—
Amortization of identifiable intangibles (2)	0.05	0.05
Non-GAAP net income per share	$0.96	$0.76	*

* Does not sum due to rounding.

(1) Represents legal and accounting expenses related to the SEC inquiry and pending securities and stockholder derivative class action litigation classified as general and administrative expense.

(2) Represents the amortization of intangibles related to the Company’s acquisitions classified as general and administrative expense.

CONTACT:
Green Mountain Coffee Roasters, Inc.
Suzanne DuLong, 802-488-2600
Investor.Services@GMCR.com
or
Katie Gilroy, 781-205-7345
Investor.Services@GMCR.com